Exhibit 99.1

KEY TECHNOLOGY ANNOUNCES FISCAL 2014 THIRD QUARTER
FINANCIAL RESULTS

WALLA WALLA, Wash., July 24, 2014 -- Key Technology, Inc. (NASDAQ: KTEC) announced today sales and operating results for its fiscal 2014 third quarter, ended June 30, 2014.

Third Quarter
Net sales for the three months ended June 30, 2014 totaled $31.3 million, compared to $39.4 million recorded in the corresponding quarter last year. The Company reported a net loss for the quarter of $2,023,000, or $0.32 per diluted share, compared to net earnings of $1.4 million, or $0.23 per diluted share, in the same period a year ago.

The gross profit for the third quarter of fiscal 2014 was $8.2 million, compared to $13.3 million in the corresponding period last year. As a percentage of net sales, gross profit was 26.0% and 33.7% in the third quarter of fiscal 2014 and 2013, respectively. Operating expenses for the quarter ended June 30, 2014 were $11.1 million, or 35.5% of net sales, compared to $11.0 million, or 27.9% of sales, in the same quarter last year.

On June 26, 2014, the Company announced cost reduction initiatives during the third quarter of fiscal 2014. These initiatives included a planned reduction of approximately 8% of its global workforce, which resulted in a pre-tax charge in the third quarter of approximately $1.2 million. The Company expects the majority of the cost reductions to be fully implemented by the end of fiscal 2014.

Nine Month Year-to-Date Overview
Net sales for the nine months ended June 30, 2014 were $85.6 million, compared with $94.8 million for the comparable period in fiscal 2013. The Company reported a net loss for the fiscal 2014 nine-month period ended June 30, 2014 of $5.3 million, or $0.85 per diluted share, compared to net earnings of $2.7 million, or $0.47 per diluted share, for the corresponding nine-month period in fiscal 2013.

For the nine-month period ended June 30, 2014, gross profit was $24.6 million, compared to $32.6 million for the same nine-month period of fiscal 2013, or 28.7% and 34.4% of net sales, respectively. Operating expenses for the nine-month period ended June 30, 2014 were $32.4 million, or 37.8% of net sales, compared to $28.7 million, or 30.3% of net sales, for the corresponding period of fiscal 2013.

Jack Ehren, President and CEO, commented, “Our cost reduction actions this quarter are in line with our commitment to improve the Company’s profitability in the short-term, while still ensuring that we are well-positioned to execute on our long-term growth strategy. We have maintained our significant investment in R&D to take our new developments and capabilities into field testing over the next six months. We remain confident that our new innovations will bring added and differentiated value to our customers’ operations, increase sales, and provide bottom line returns in line with the expectations of our shareholders.”

Orders and Backlog
Key's backlog at the end of the third quarter of fiscal 2014 was $26.6 million, compared to $41.7 million one year ago. New orders received during the third quarter were $26.9 million, compared to $30.9 million in the corresponding period last year. New orders for the nine months ended June 30, 2014 were $86.5 million, compared to $101.7 million for the corresponding period in fiscal 2013.

Ehren further commented, “Throughout fiscal 2014, we have been challenged to overcome the large order gap associated with the lower year-over-year capital spending by our global potato market customers. While we continue to establish our new foundation and develop new market solutions, we remain vulnerable to the impact of these cyclical trends in our core markets. Although the potato segment orders are down significantly compared to a very strong fiscal 2013, we are experiencing positive year-over-year order trends in other areas, particularly in the nuts and dried fruit market with our chute-fed solutions, and in Europe.”

Conclusion
Ehren concluded, “Our entire team maintains a strong conviction that our initiatives are building a successful and sustainable foundation that will drive positive and consistent returns for our shareholders, customers, and employees in the future. We remain fully committed to executing on our long-term strategy and vision.”

Conference Call
The Company's conference call related to the fiscal 2014 third quarter can be heard live on the Internet at 2:00 p.m. Pacific Time on Thursday, July 24, 2014.

To access the call and audio webcast:

Phone --	Q&A participation: Toll-Free: 877-341-5668 International: 224-357-2205

Internet --	Audio webcast: http://www.key.net/investors/investor-events/default.html

Replay --	Available through Thursday, August 7, 2014 Phone (audio only): Toll-Free: 855-859-2056 International: 404-537-3406 Internet (audio only): http://www.key.net/investors/investor-events/default.html

About Key Technology
Key Technology (NASDAQ: KTEC) is a global leader in the design and manufacture of process automation systems including digital sorters, conveyors, and processing equipment. Applying processing knowledge and application expertise, Key helps customers in the food processing and other industries improve quality, increase yield, and reduce cost. An ISO-9001 certified company, Key manufactures its products at its headquarters in Walla Walla, Washington, USA; and in Beusichem, the Netherlands; Hasselt, Belgium; and Redmond, Oregon, USA. Key offers customer demonstration and testing services at five locations including Walla Walla, Beusichem, and Hasselt as well as Sacramento, California, USA and Melbourne, Australia; and maintains a sales and service office in Santiago de Queretaro, Mexico.

Forward-Looking Statements
Certain statements in this press release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements may relate to expected results of operations or gross margins; expected trends in sales, orders, earnings and other financial measures; projected expenses, including general and administrative expenses; national and international economic conditions; the effect of foreign exchange fluctuations; or other future occurrences. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of economic, competitive and governmental risks and uncertainties. These risks and uncertainties include, among other things, industry consolidation increasing competition in the food processing equipment industry; advances in technology by competitors adversely affecting our sales and profitability; a variety of factors that could increase our cost of operations and reduce gross margins and profitability, including expansion into new markets, complex projects and applications, and integrated product offerings; acquisitions that may harm our operating results; the failure of our independent sales representatives to perform as expected, thereby harming our net sales; our dependence on certain suppliers leaving us temporarily without adequate access to raw materials or products; significant investments in unsuccessful research and development efforts adversely affecting our business; and increased or unanticipated costs associated with product warranties adversely affecting our profitability. These and other risk factors are discussed in our filings with the Securities and Exchange Commission, including in Item 1A, "Risk Factors," of our Annual Report on Form 10-K for the fiscal year ended September 30, 2013. We undertake no obligation to update or revise any forward-looking statements in this press release as a result of subsequent developments, except as may be required by law.

Contact
Jeff Siegal
Vice President and CFO
Key Technology, Inc.
150 Avery Street
Walla Walla, WA 99362
Tel: +1 509-394-3300
Email: jsiegal@key.net
URL: www.key.net

News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

(Financial Tables to Follow)

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2014	2013	2014	2013

Net sales	$31,292	$39,433	$85,615	$94,772
Cost of sales	23,142	26,131	61,031	62,174
Gross profit	8,150	13,302	24,584	32,598
Operating expenses:
Sales and marketing	5,126	5,301	14,550	13,897
Research and development	3,269	2,825	8,842	6,857
General and administrative	2,292	2,451	7,699	7,416
Amortization of intangibles	435	418	1,311	570
Total operating expenses	11,122	10,995	32,402	28,740
Gain (loss) on disposition of assets	2	(1)	3	49
Earnings (loss) from operations	(2,970)	2,306	(7,815)	3,907
Other income (expense)	(93)	(208)	(251)	(262)
Earnings (loss) before income taxes	(3,063)	2,098	(8,066)	3,645
Income tax expense (benefit)	(1,040)	654	(2,741)	929
Net earnings (loss)	$(2,023)	$1,444	$(5,325)	$2,716
Net earnings (loss) per share
- basic	$(0.32)	$0.23	$(0.85)	$0.47
- diluted	$(0.32)	$0.23	$(0.85)	$0.47

Shares used in per share calculations - basic	6,301	6,176	6,292	5,724
Shares used in per share calculations - diluted	6,301	6,219	6,292	5,730

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	June 30, 2014	September 30, 2013

Cash and cash equivalents	$12,751	$17,601
Trade accounts receivable, net	11,132	17,725
Inventories	30,299	27,921
Total current assets	64,612	72,573
Property, plant and equipment, net	16,644	17,259
Goodwill	11,911	11,821
Intangible assets, net	9,777	10,982
Total assets	105,568	114,624
Total current liabilities, including current portion of long-term debt	26,828	30,235
Long-term debt	4,997	5,612
Shareholders' equity	68,908	73,125

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